Exhibit 99.1

Old Point Releases First Quarter 2024 Results

Hampton, VA, April 30, 2024 (PRNewswire) – Old Point Financial Corporation (the “Company” or “Old Point”) (NASDAQ "OPOF") reported net income of $1.7 million and diluted earnings per common share of $0.34 for the first quarter of 2024 compared to net income of $1.5 million and diluted earnings per common share of $0.29 for the fourth quarter of 2023, and net income of $3.1 million and diluted earnings per common share of $0.62 for the first quarter of 2023.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the “Bank”) commented, “Old Point’s first quarter results demonstrate that our strong balance sheet, outstanding credit culture, and high performing loan portfolio, have the Company positioned to withstand a challenging operating climate. The Company remains confident in continuing to create long term value for our shareholders while navigating this difficult environment.

Our loan portfolio continues to perform exceptionally well. Overall, while others have experienced losses in their real estate portfolios, ours has had a net recovery in each of the past three calendar years. In addition, our indirect auto loan portfolio is buoyed by our Prime borrower base, with an average credit score of over 740.

Notwithstanding our asset quality, like all financial institutions, we are impacted by continued inflationary pressures and economic conditions increasing our costs to do business.  Accordingly, during the first quarter, we continued a series of initiatives that began in late 2023, to reduce noninterest expense.  Once fully implemented, these initiatives are expected to reduce noninterest expense by approximately $5.0 million on an annualized pre-tax basis (excluding one-time costs), with substantial benefit to earnings beginning in the third quarter of 2024.”

Key highlights of the first quarter are as follows:

•
The noninterest expense reduction initiatives are expected to reduce noninterest expense by approximately $5.0 million on an annualized pre-tax basis (excluding one-time costs). Part of these initiatives is the difficult, but important, decision to reduce our employee headcount by approximately 12%, saving approximately $3.7 million annually (excluding one-time costs) and having a meaningful impact on the Company’s earnings and efficiency ratios going forward. During the first quarter of 2024, the Company incurred one-time costs of $345 thousand related to these initiatives. These initiatives are expected to have a minimal positive impact on the Company’s earnings in the second quarter of 2024 due to additional one-time costs, but earnings should begin to reflect the impact of these initiatives in the third quarter of 2024 with substantially all benefits realized by mid-2025.

•
Total assets were $1.4 billion at March 31, 2024, decreasing $893 thousand or 0.06% from December 31, 2023. Net loans held for investment were $1.1 billion at March 31, 2024, decreasing $12.1 million, or 1.1%, from December 31, 2023.

•	Total deposits decreased $2.1 million, or 0.2%, from December 31, 2023.

•	Return on average equity (ROE) was at 6.4% for the first quarter of 2024, compared to 5.9% for the fourth quarter of 2023, 5.3% for the third quarter of 2023, and 12.5% for the first quarter of 2023.

•
Net income improved $234 thousand, or 15.8%, to $1.7 million for the first quarter of 2024 from $1.5 million for the fourth quarter of 2023. Net income improved $356 thousand, or 26.1% from $1.4 million for the third quarter of 2023. Net income decreased $1.4 million, or 44.3%, from $3.1 million in the first quarter of 2023.

•
Net interest margin (NIM) was 3.45% in both the first quarter of 2024 and the fourth quarter of 2023 compared to 4.02% in the first quarter of 2023.  NIM on a fully tax-equivalent basis (FTE) (non-GAAP) was 3.46% in both the first quarter of 2024 and the linked quarter compared to 4.04% in the first quarter of 2023.

•	Net interest income for the first quarter of 2024, decreased $321 thousand, or 2.7%, compared to the prior quarter and $1.3 million, or 9.9%, compared to the first quarter of 2023.

•	Provision for credit losses of $80 thousand was recognized for the first quarter of 2024, compared to $1.4 million for the fourth quarter of 2023 and $376 thousand for the first quarter of 2023.

•	Non-performing assets stayed flat at $2.2 million or 0.15% of total assets at March 31, 2024 compared to December 31, 2023.

•
Liquidity as of March 31, 2024, defined as cash and cash equivalents, unpledged securities, and available secured borrowing capacity, totaled $379.2 million, representing 26.2% of total assets compared to $342.5 million, representing 23.7% of total assets as of December 31, 2023.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.4 billion as of March 31, 2024 decreased $893 thousand from December 31, 2023. Net loans held for investment decreased $12.1 million, or 1.1% from December 31, 2023 to $1.1 billion at March 31, 2024, driven by the following: decreases to consumer and commercial loans of $12.3 million and $7.4 million respectively, partially offset by increases to construction loans of $3.2 million, residential real estate loans of $3.6 million, and commercial real estate loans of $1.3 million. Securities available-for-sale, at fair value, decreased $4.5 million from December 31, 2023 to $199.8 million at March 31, 2024.

Total deposits of $1.2 billion as of March 31, 2024 decreased $2.1 million, or 0.2%, from December 31, 2023. Savings deposits decreased $23.0 million, or 3.5%, time deposits decreased $2.3 million, or 0.9%, and noninterest-bearing deposits increased $23.1 million, or 7.0%. Overnight repurchase agreements, Federal Home Loan Bank advances, and subordinated notes decreased $666 thousand to $100.8 million at March 31, 2024 from $101.5 million at December 31, 2023, as the Company used excess liquidity to pay down high cost borrowed funds.

The Company’s total stockholders’ equity at March 31, 2024 increased $852 thousand, or 0.8%, from December 31, 2023 to $107.6 million. The increase was primarily related to earnings, partially offset by unrealized losses in the market value of securities available-for-sale, which are recorded as a component of accumulated other comprehensive loss, and cash dividend payments. The unrealized loss in market value of securities available-for-sale was a result of rising market interest rates rather than credit quality issues.  The Company does not expect these unrealized losses to affect the earnings or regulatory capital of the Company or its subsidiaries. The Bank remains well capitalized with a Tier 1 Capital ratio of 11.72% at March 31, 2024 as compared to 11.45% at December 31, 2023. The Bank’s leverage ratio was 9.76% at March 31, 2024 as compared to 9.46% at December 31, 2023.

Non-performing assets (NPAs) totaled $2.2 million as of March 31, 2024 compared to $2.0 million as of March 31, 2023 and $2.2 million at December 31, 2023. NPAs as a percentage of total assets was 0.15% at March 31, 2024, compared to 0.14% at March 31, 2023 and 0.15% at December 31, 2023. Non-accrual loans were $194 thousand at March 31, 2024, a decrease from $980 thousand at March 31, 2023 and an increase from $188 thousand at December 31, 2023. The decrease in non-accrual loans from the prior year comparative quarter was related to resolution of one large commercial relationship. Loans past due 90 days or more and still accruing interest decreased $902 thousand to $878 thousand at March 31, 2024 from $1.8 million at December 31, 2023 but increased $156 thousand from $722 thousand at March 31, 2023. Repossessed assets were $1.1 million at March 31, 2024 compared to $215 thousand at December 31, 2023 and $279 thousand at March 31, 2023. The increase in repossessed assets from the prior periods was driven by the resolution of certain loans that were previously past due.

The Company recognized a provision for credit losses of $80 thousand during the first quarter of 2024 compared to $1.4 million during the fourth quarter of 2023 and $376 thousand during the first quarter of 2023. The provision for credit losses for the first quarter of 2024 included a provision of $78 thousand for loans and $2 thousand for unfunded commitments. The allowance for credit losses (ACL) at March 31, 2024 was $12.2 million including an allowance for credit losses on loans of $11.9 million and the allowance for unfunded commitments of $239 thousand. The decrease in the allowance for credit losses on loans during the first quarter of 2024 was due primarily to reduction in the size of the portfolio, primarily the consumer automobile segment (within the consumer segment). The consumer automobile segment declined $12.2 million, or 7.6% during the first quarter of 2024. The allowance for credit losses on loans as a percentage of loans held for investment was 1.12% at March 31, 2024 compared to 1.07% at March 31, 2023 and 1.13% at December 31, 2023. Quarterly annualized net charge-offs as a percentage of average loans outstanding was 0.12% for the first quarter of 2024, compared to 0.39% for the fourth quarter of 2023 and 0.07% for the first quarter of 2023. The decline in charge-offs was related to improved performance and reduction in size of the consumer automobile segment. As of March 31, 2024, asset quality remains very strong with no significant changes in the overall credit quality of the loan portfolio.  Management believes the level of the allowance for credit losses is sufficient to absorb expected losses in the loan portfolio; however, if elevated levels of risk are identified, provision for credit losses may increase in future periods.

As of December 31, 2023, loans past due 30 days or more as a percent of the indirect dealer automobile portfolio, which includes consumer and commercial loans, increased to 3.2%.  In response, the Company intensified collection efforts and slowed the pace of new loan originations in that portfolio. As a result, at March 31, 2024, the indirect dealer automobile portfolio balance was reduced by $17.8 million, or 9.4% to $172.0 million and loans past due 30 days or more decreased to 2.2% of the reduced balance.  The indirect dealer automobile portfolio consists of prime loans to purchase new and used late model automobiles.  The weighted average borrower credit score at origination was over 740 as of March 31, 2024 and only 6.2% of the portfolio balance consists of loans to borrowers with a credit score below 650 at origination.

Net Interest Income
Net interest income for the first quarter of 2024 was $11.5 million, decreases of $321 thousand, or 2.7%, from the prior quarter and $1.3 million, or 9.9%, from the first quarter of 2023. The decrease from the linked quarter was due to lower average earning asset balances offset by lower average interest-bearing liabilities. The decrease from the prior-year comparative quarter was due primarily to higher average interest-bearing liabilities at higher average rates partially offset by higher average yields on earning asset balances due to the effect of rising market interest rates.

The Net Interest Margin (NIM) for the first quarter of 2024 and fourth quarter of 2023 was 3.45%, a decrease from 4.02% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM was 3.46%, for both the first quarter of 2024 and fourth quarter of 2023 compared to 4.04% for the first quarter of 2023.  Average earning asset balances increased $50.9 million at March 31, 2024 compared to March 31, 2023 with yields on average earning assets increasing 43 basis points due to deployment of liquidity into higher earning assets and the effects of the rising interest rate environment.  Average interest-bearing liabilities increased $121.8 million at March 31, 2024 compared to March 31, 2023 with costs increasing 129 basis points.  The higher interest cost on liabilities was due to higher interest rates on money market and time deposits as well as additional borrowing costs associated with short term FHLB advances during the period to help fund loan growth, partially offset by increases in noninterest-bearing demand deposits and declines in savings and time deposits.

Average loans increased $21.0 million, or 2.0%, for the first quarter compared to the same period of 2023.  Average yields on loans and investment securities were 41 basis points and 26 basis points higher in the first quarter of 2024 due primarily to the effects of rising interest rates. During 2023, market interest rates increased, and while the Company expects asset yields to continue to rise, the cost of funds are also expected to rise. The extent to which rising interest rates will ultimately affect the Company’s NIM is uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income was $3.2 million for the first quarter of 2024 compared to $3.5 million for the fourth quarter of 2023 and $3.4 million for the first quarter of 2023. Decreases during the first quarter of 2024 compared to the linked quarter were driven by decreases in fiduciary and asset management fees and mortgage banking income. The decrease compared to the first quarter of 2023 was driven by decreases in other service charges, commissions and fees and mortgage banking income, partially offset by increases in fiduciary and asset management fees. The decrease in mortgage banking income for the first quarter of 2024 and the fourth quarter of 2023 compared to the first quarter of 2023 was due to declines in volume of mortgage originations attributable to changes in mortgage market conditions.

Noninterest Expense
Noninterest expense totaled $12.7 million for the first quarter of 2024 compared to $12.2 million for the first and fourth quarters of 2023. The increase in expenses from the linked quarter of $492 thousand was related to increases in salaries and employee benefits and data processing costs, partially offset by decreases in customer development, occupancy and equipment, and other operating expenses. The linked quarter included a reduction to incentive compensation expense that did not occur in the first quarter of 2024. The increase in expenses over the prior year quarter was primarily driven by increased salaries and employee benefit expense, data processing, and other operating expenses, partially offset by declines in expenses for customer development and professional services.  The increase in salaries and employee benefits in the first quarter of 2024 was primarily driven by higher average headcount and one-time costs related to the cost savings initiatives. The noninterest expense reduction initiatives reduced this employee headcount late in the first quarter of 2024 and into the second quarter by approximately 12%.

Capital Management and Dividends
For the first quarter of 2024, the Company declared dividends of $0.14 per share. The dividend represents a payout ratio of 41.1% of earnings per share for the first quarter of 2024. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $852 thousand at March 31, 2024, compared to December 31, 2023, due primarily to net income during the quarter, partially offset by unrealized losses in the market value of securities available-for-sale, which are recognized as a component of accumulated other comprehensive loss, and cash dividend payments. The Company’s securities available-for-sale are fixed income debt securities, and their unrealized loss position is a result of increases in market interest rates rather than credit quality issues. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company or its subsidiaries.

At March 31, 2024, the book value per share of the Company’s common stock was $21.35, and tangible book value per share (non-GAAP) was $20.99. For more information about non-GAAP financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Non-GAAP Financial Measures
In reporting the results as of and for the quarter ended March 31, 2024, the Company has provided supplemental financial measures on a fully tax-equivalent, tangible, or adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements
Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation and statements regarding the Company’s expense reduction initiative, which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management, as of the time such statements are made. These statements are also subject to assumptions with respect to future business strategies and decisions that are subject to change. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results, performance, achievements, or trends could differ materially from historical results or those expressed or implied by such statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Forward-looking statements in this release may include, without limitation, statements regarding: future financial performance; future financial and economic conditions, industry conditions, and loan demand; Old Point’s strategic focuses; impacts of economic uncertainties; performance of the loan and securities portfolios; revenue generation, efficiency and expense reduction initiatives, including the estimated effects thereof; deposit growth; levels and sources of liquidity; future levels of the allowance for loan losses, charge-offs or net recoveries; levels of or changes in interest rates and potential impacts on Old Point’s NIM; changes in NIM and items affecting NIM; expected impact of unrealized losses on earnings and regulatory capital of Old Point or the Bank; and statements that include other projections, predictions, expectations, or beliefs about future events or results, or otherwise are not statements of historical fact.

These forward-looking statements are due to factors that could have a material adverse effect on the operations and future prospects of Old Point including, but not limited to, changes in or the effects of: interest rates and yields, such as increases or volatility in interest rates, and their impacts on macroeconomic conditions, customer and client behavior, Old Point’s funding costs and Old Point’s loan and securities portfolios; inflation and its impacts on economic growth and customer and client behavior; adverse developments in the financial services industry, such as the bank failures in 2023, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior; the sufficiency of liquidity and regulatory capital; general economic and business conditions in the United States generally and particularly in the Company’s service area, including higher inflation, slowdowns in economic growth, unemployment levels, supply chain disruptions, and the impacts on customer and client behavior; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; conditions in the banking industry and the financial condition and capital adequacy of other participants in the banking industry, and market, supervisory and regulatory reactions thereto; the quality or the composition of the loan or securities portfolios and changes therein; effectiveness of expense control initiatives; an insufficient ACL or volatility in the ACL resulting from the CECL methodology, either alone or as may be affected by inflation, changing interest rates or other factors; the value of securities held in the Company’s investment portfolios; the Company’s technology, efficiency, and other strategic initiatives; the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services; the Consumer Financial Protection Bureau (the “CFPB”) and the regulatory and enforcement activities of the CFPB; potential claims, damages and fines related to litigation or government actions; demand for loan products; future levels of government defense spending, particularly in the Company’s service areas; uncertainty over future federal spending or budget priorities, particularly in connection with the Department of Defense, on the Company’s service area; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the ongoing conflict between Russia and Ukraine and Israel and Hamas) or public health events, and governmental and societal responses to the foregoing, on, among other things, the Company’s operations, liquidity, and credit quality; demand for loan products and the impact of changes in demand on loan growth; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the NIM; the U.S. government's guarantee of repayment of small business loans purchased by Old Point; the level of net charge-offs on loans; deposit flows; the performance of the Company’s dealer lending program; the strength of the Company’s counterparties; the Company’s ability to compete in the market for financial services and increased competition from both banks and non-banks, including fintech companies; demand for financial services in Old Point's service area; technological risks and developments; implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or other service providers; cyber threats, attacks and events; reliance on third parties for key services; the use of inaccurate assumptions in management's modeling systems; the real estate market; the demand in the secondary residential mortgage loan markets; expansion of the Company’s product offerings; changes in accounting principles, standards, policies guidelines, and interpretations and elections made by the Company thereunder, and the related impact on the Company’s financial statements; changes in management; and other factors detailed in Old Point's publicly filed documents, including its Annual Report on Form 10-K for the year ended December 31, 2023, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and readers are cautioned not to place undue reliance on such statements, which speak only as of date they are made.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise, except as otherwise required by law. In addition, past results of operations are not necessarily indicative of future results.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	March 31,	December 31,
(dollars in thousands, except share data)	2024	2023
	(unaudited)
Assets

Cash and due from banks	$16,427	$14,731
Interest-bearing due from banks	75,584	63,539
Federal funds sold	1,300	489
Cash and cash equivalents	93,311	78,759
Securities available-for-sale, at fair value	199,798	204,278
Restricted securities, at cost	5,239	5,176
Loans held for sale	-	470
Loans, net	1,055,955	1,068,046
Premises and equipment, net	30,178	29,913
Premises and equipment, held for sale	344	344
Bank-owned life insurance	35,353	35,088
Goodwill	1,650	1,650
Core deposit intangible, net	176	187
Other assets	23,485	22,471
Total assets	$1,445,489	$1,446,382

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$355,140	$331,992
Savings deposits	632,696	655,694
Time deposits	240,433	242,711
Total deposits	1,228,269	1,230,397
Overnight repurchase agreements	1,684	2,383
Federal Home Loan Bank advances	69,450	69,450
Subordinated notes	29,701	29,668
Accrued expenses and other liabilities	8,755	7,706
Total liabilities	1,337,859	1,339,604

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,040,391 and 5,040,095 shares outstanding (includes 51,169 and 53,660 of nonvested restricted stock, respectively)	24,946	24,932
Additional paid-in capital	17,193	17,099
Retained earnings	83,289	82,277
Accumulated other comprehensive loss, net	(17,798)	(17,530)
Total stockholders' equity	107,630	106,778
Total liabilities and stockholders' equity	$1,445,489	$1,446,382

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended
(dollars in thousands, except per share data)	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023

Interest and Dividend Income:
Loans, including fees	$14,544	$14,766	$13,041
Due from banks	799	1,072	64
Federal funds sold	9	10	6
Securities:
Taxable	1,798	1,853	1,764
Tax-exempt	139	139	212
Dividends and interest on all other securities	94	97	66
Total interest and dividend income	17,383	17,937	15,153

Interest Expense:
Checking and savings deposits	2,597	2,327	854
Time deposits	2,172	2,645	537
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	1	1	37
Federal Home Loan Bank advances	778	807	617
Long term borrowings	295	296	295
Total interest expense	5,843	6,076	2,340
Net interest income	11,540	11,861	12,813
Provision for credit losses	80	1,359	376
Net interest income after provision for credit losses	11,460	10,502	12,437

Noninterest Income:
Fiduciary and asset management fees	1,192	1,350	1,116
Service charges on deposit accounts	758	780	753
Other service charges, commissions and fees	883	888	1,109
Bank-owned life insurance income	265	262	254
Mortgage banking income	16	82	95
Gain on sale of repossessed assets	22	-	-
Gain on sale of fixed assets	-	20	-
Other operating income	86	111	94
Total noninterest income	3,222	3,493	3,421

Noninterest Expense:
Salaries and employee benefits	7,831	7,193	7,363
Occupancy and equipment	1,173	1,198	1,195
Data processing	1,315	1,267	1,179
Customer development	55	175	113
Professional services	585	599	673
Employee professional development	211	222	234
Other taxes	261	252	213
ATM and other losses	231	219	255
Other operating expenses	1,041	1,086	943
Total noninterest expense	12,703	12,211	12,168
Income before income taxes	1,979	1,784	3,690
Income tax expense	262	301	607
Net income	$1,717	$1,483	$3,083

Basic Earnings per Common Share:
Weighted average shares outstanding	5,039,819	5,039,064	4,999,887
Net income per share of common stock	$0.34	$0.29	$0.62

Diluted Earnings per Common Share:
Weighted average shares outstanding	5,039,876	5,039,064	5,000,020
Net income per share of common stock	$0.34	$0.29	$0.62

Cash Dividends Declared per Share:	$0.14	$0.14	$0.14

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	Three Months Ended
(unaudited)	March 31, 2024			December 31, 2023			March 31, 2023
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate**	Balance	Expense	Rate**	Balance	Expense	Rate**
ASSETS
Loans*	$1,076,894	$14,544	5.42%	$1,082,059	$14,766	5.41%	$1,055,878	$13,042	5.01%
Investment securities:
Taxable	175,241	1,798	4.12%	172,474	1,853	4.26%	186,292	1,764	3.84%
Tax-exempt*	26,115	176	2.70%	26,193	176	2.67%	38,206	268	2.85%
Total investment securities	201,356	1,974	3.93%	198,667	2,029	4.05%	224,498	2,032	3.67%
Interest-bearing due from banks	57,921	799	5.53%	78,393	1,072	5.42%	6,596	64	3.94%
Federal funds sold	709	9	5.09%	777	10	5.11%	577	6	4.23%
Other investments	5,201	94	7.33%	5,176	97	7.43%	3,632	66	7.32%
Total earning assets	1,342,081	$17,420	5.21%	1,365,072	$17,974	5.22%	1,291,181	15,210	4.78%
Allowance for credit losses	(12,393)			(11,784)			(11,339)
Other non-earning assets	105,193			106,639			104,511
Total assets	$1,434,881			$1,459,927			$1,384,353

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$94,434	$3	0.01%	$101,567	$4	0.01%	$70,254	$3	0.02%
Money market deposit accounts	452,198	2,587	2.29%	434,341	2,316	2.12%	428,941	842	0.80%
Savings accounts	89,035	7	0.03%	93,981	7	0.03%	115,880	9	0.03%
Time deposits	238,076	2,172	3.66%	268,234	2,645	3.91%	148,563	537	1.47%
Total time and savings deposits	873,743	4,769	2.19%	898,123	4,972	2.20%	763,638	1,391	0.74%
Federal funds purchased, repurchase agreements and other borrowings	2,484	1	0.32%	2,181	-	0.07%	7,959	37	1.91%
Federal Home Loan Bank advances	69,716	778	4.48%	69,450	807	4.61%	52,626	617	4.69%
Long term borrowings	29,680	295	3.99%	29,649	296	3.96%	29,551	295	4.00%
Total interest-bearing liabilities	975,623	5,843	2.40%	999,403	6,075	2.41%	853,774	2,340	1.11%
Demand deposits	344,098			350,408			421,779
Other liabilities	8,209			10,017			8,347
Stockholders' equity	106,951			100,099			100,453
Total liabilities and stockholders' equity	$1,434,881			$1,459,927			$1,384,353
Net interest margin*		$11,577	3.46%		$11,899	3.46%		$12,870	4.04%

*
Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $37 thousand for March 31, 2024, $38 thousand for December 31, 2023, and $57 thousand for March 31, 2023, respectively.

**	Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,
Selected Ratios (unaudited)	March 31,	December 31,	March 31,
(dollars in thousands, except per share data)	2024	2023	2023

Earnings per common share, diluted	$0.34	$0.29	$0.62
Return on average assets (ROA)	0.48%	0.40%	0.90%
Return on average equity (ROE)	6.44%	5.88%	12.45%
Net Interest Margin (FTE) (non-GAAP)	3.46%	3.46%	4.04%
Efficiency ratio	86.05%	79.53%	74.95%
Efficiency ratio (FTE) (non-GAAP)	85.83%	79.34%	74.69%
Book value per share	21.35	21.19	20.52
Tangible Book Value per share (non-GAAP)	20.99	20.82	20.14
Non-performing assets (NPAs) / total assets	0.15%	0.15%	0.14%
Annualized Net Charge-Offs / average total loans	0.12%	0.39%	0.07%
Allowance for credit losses on loans / total loans	1.12%	1.13%	1.07%

Non-Performing Assets (NPAs)
Nonaccrual loans	$194	$188	$980
Loans > 90 days past due, but still accruing interest	878	1,780	722
Repossessed assets	1,080	215	279
Total non-performing assets	$2,152	$2,183	$1,981

Other Selected Numbers
Loans, net	$1,055,955	$1,068,046	$1,069,714
Deposits	1,228,269	1,230,397	1,199,615
Stockholders' equity	107,630	106,778	102,598
Total assets	1,445,489	1,446,382	1,416,151
Loans charged off during the quarter, net of recoveries	336	1,053	179
Quarterly average loans	1,076,894	1,082,059	1,055,878
Quarterly average assets	1,434,881	1,459,927	1,384,353
Quarterly average earning assets	1,342,081	1,365,072	1,291,181
Quarterly average deposits	1,217,841	1,248,531	1,185,417
Quarterly average equity	106,951	100,099	100,453

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended
	Mar. 31, 2024	Dec. 31, 2023	Mar. 31, 2023

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$11,540	$11,861	$12,813
FTE adjustment	37	38	57
Net interest income (FTE) (non-GAAP)	$11,577	$11,899	$12,870
Noninterest income (GAAP)	3,222	3,493	3,421
Total revenue (FTE) (non-GAAP)	$14,799	$15,392	$16,291
Noninterest expense (GAAP)	12,703	12,211	12,168

Average earning assets	$1,342,081	$1,365,072	$1,291,181
Net interest margin	3.45%	3.45%	4.02%
Net interest margin (FTE) (non-GAAP)	3.46%	3.46%	4.04%

Efficiency ratio	86.05%	79.53%	74.95%
Efficiency ratio (FTE) (non-GAAP)	85.83%	79.34%	74.69%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$107,630	$106,778	$102,598
Less goodwill	1,650	1,650	1,650
Less core deposit intangible, net	176	187	220
Tangible Stockholders Equity (non-GAAP)	$105,804	$104,941	$100,728

Shares issued and outstanding	5,040,391	5,040,095	5,000,331

Book value per share	$21.35	$21.19	$20.52
Tangible book value per share (non-GAAP)	$20.99	$20.82	$20.14